As filed with the Securities and Exchange Commission on February 9, 2010.
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
Registration Statement
under
the Securities Act of 1933

HOKU SCIENTIFIC, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	99-0351487
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1288 Ala Moana Blvd., Suite 220
Honolulu, Hawaii 96814
(808) 682-7800 (telephone)
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Dustin M. Shindo
Chairman of the Board, President and Chief Executive Officer
Hoku Scientific, Inc.
1288 Ala Moana Blvd., Suite 220
Honolulu, Hawaii 96814
(808) 682-7800 (telephone)
(Name, address, including zip code, and
telephone number, including area code, of agent for service)

Copy to:

Paul M. Boyd, Esq.
Stoel Rives LLP
101 S. Capitol Blvd., Suite 1900
Boise, ID 83702
(208) 389-9000 (telephone)

Approximate date of commencement of proposed sale to the public:  From time to time after the effectiveness of this registration statement as determined by market conditions.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer ☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit		Proposed maximum aggregate offering price		Amount of registration fee
Common stock, $0.001 par value	10,013,786	$2.26	(1)	$22,631,156	(1)	$1,613.60
Common stock, $0.001 par value, issuable upon exercise of Warrant	10,000,000	$2.52	(2)	$25,200,000	(2)	$1,796.76
Totals	20,013,786	—		$47,831,156		$3,410.36
(1)
Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”), based upon the price per share of $2.26, which was the average of the high and low sales price per share of our common stock as reported on the NASDAQ Global Market on February 4, 2010, which date is within five business days of the date of this filing.

(2)
Represents the fixed exercise price of the Warrants of $2.52 per share. Pursuant to Rule 457(g) under the Securities Act, the registration fee has been calculated on the basis of the highest price at which the Warrants may be exercised.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. The selling security holder may not sell any of the securities being registered until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting offers to buy these securities, in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated February 9, 2010

PROSPECTUS

HOKU SCIENTIFIC, INC.

20,013,786 SHARES OF COMMON STOCK OFFERED BY SELLING SECURITY HOLDER

This prospectus relates to 20,013,786 shares of common stock, or Common Stock, offered by Tianwei New Energy Holdings Co., Ltd. (the “selling security holder”) consisting of 10,013,786 shares that were issued to the selling security holder on December 22, 2009 pursuant to a private placement transaction and 10,000,000 shares of Common Stock issuable to the selling security holder upon the exercise of a warrant, or the Warrant. You should read this prospectus and any prospectus supplement carefully before you invest.

All of our securities offered hereby are being sold by the selling security holder named in this prospectus or its successor or successors in interest.  See the “Selling Security Holder” section on page 28.  We will not receive any proceeds from the resale of the shares of Common Stock offered hereby and we will not receive any proceeds from the resale of the shares of Common Stock issuable upon exercise of the Warrant.  In addition, although the exercise price of the Warrant is $2.52 per share (subject to adjustment in certain circumstances), we will not receive any proceeds from the exercise of the Warrant because it is exercisable only pursuant to the automatic cashless net-issue exercise provisions contained in the Warrant.  The number of shares we issue pursuant to the exercise of the Warrant, if any, will depend on what portion of the Warrant is exercised by the selling security holder.  As of the date of this prospectus, the Warrant has not been exercised, either in whole or in part.

This offering is not being underwritten.  The selling security holder may, from time to time, sell all or any of its shares of Common Stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions.   These sales may be at fixed or negotiated prices.  The selling security holder may be deemed an underwriter of the shares of Common Stock, which it is offering. For additional information on the possible methods of offering that may be used by the selling security holder, you should refer to the section entitled "Plan of Distribution" on page 29 of this prospectus.  All expenses of registration incurred in connection with this offering are being borne by us, but all selling and other expenses incurred by the selling security holder will be borne by the selling security holder.

Our Common Stock is listed on the NASDAQ Global Market under the symbol “Hoku”.  On February 4, 2010 the closing price for our Common Stock was $2.21 per share.

INVESTING IN THESE SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 4 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN MATTERS THAT YOU SHOULD CONSIDER BEFORE INVESTING IN OUR SECURITIES.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE DATE OF THIS PROSPECTUS IS                      , 2010.

You should rely only on the information contained in this prospectus and any applicable prospectus supplement, including the information incorporated by reference herein as described under “Information Incorporated by Reference.”  Neither we nor the selling security holder have authorized anyone to provide you with information different from that contained in or incorporated by reference into this prospectus and any applicable prospectus supplement. This prospectus and any applicable prospectus supplement may be used only for the purposes for which they have been published, and no person has been authorized to give any information not contained in or incorporated by reference into this prospectus and any applicable prospectus supplement. If you receive any other information, you should not rely on it. The information contained in this prospectus and any applicable prospectus supplement is accurate only as of the dates on the cover pages of this prospectus or any applicable prospectus supplement, as applicable, the information incorporated by reference into this prospectus or any applicable prospectus supplement is accurate only as of the date of the document incorporated by reference. Any statement made in this prospectus, any applicable prospectus supplement or in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, any applicable prospectus supplement or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will be deemed to constitute a part of this prospectus only to the extent so modified or superseded.  See “Information Incorporated by Reference.”  Neither we nor the selling security holder are making an offer of these securities in any jurisdiction where the offer is not permitted.

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration, or continuous offering, process. Pursuant to this shelf process, the selling security holder named under the heading “Selling Security Holder” may sell the securities described in this prospectus from time to time in one or more offerings. We may also file a prospectus supplement to add, update or change information contained in this prospectus.  This prospectus, any applicable prospectus supplement and the documents incorporated by reference herein include important information about us, the securities being offered and other information you should know before investing. You should read this prospectus and any applicable prospectus supplement together with the additional information about us described in the sections below entitled “Available Information” and “Information Incorporated by Reference.”

The information in this prospectus and any prospectus supplement is accurate as of the date on the front cover.  Information incorporated by reference into this prospectus and any prospectus supplement is accurate as of the date of the document from which the information is incorporated.  You should not assume that the information contained in this prospectus or any prospectus supplement is accurate as of any other date.

Unless the context otherwise requires, all references in this prospectus to “Hoku,” “us,” “our,” “we,” the “Company” or other similar terms are to Hoku Scientific, Inc.

AVAILABLE INFORMATION

We are a public company and are required to file annual, quarterly and current reports, proxy statements and other information with the SEC pursuant to the Securities Exchange Act of 1934, as amended, or the Exchange Act. You may read and copy any document we file at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. Our SEC filings are also available to the public on the SEC's website at “http://www.sec.gov.” In addition, because our stock is listed for trading on the NASDAQ Global Market, you can read and copy reports and other information concerning us at the offices of the NASDAQ Stock Market located at One Liberty Plaza, 165 Broadway, New York, New York 10006.

We filed a registration statement on Form S-3 under the Securities Act with the SEC with respect to the securities being offered pursuant to this prospectus. This prospectus is only part of the registration statement and omits certain information contained in the registration statement, as permitted by the SEC. You should refer to the registration statement, including the exhibits, for further information about us and the securities being offered pursuant to this prospectus. Statements in this prospectus regarding the provisions of certain documents filed with, or incorporated by reference in, the registration statement are not necessarily complete and each statement is qualified in all respects by that reference. You may:

•	inspect a copy of the registration statement, including the exhibits and schedules, without charge at the SEC's Public Reference Room;
•	obtain a copy from the SEC upon payment of the fees prescribed by the SEC; or
•	obtain a copy from the SEC website.

Our mailing address is 1288 Ala Moana Blvd., Suite 220, Honolulu, Hawaii 96814 and our Internet address is www.hokucorp.com. Our telephone number is (808) 682-7800. General information, financial news releases and filings with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and all amendments to these reports are available free of charge on the SEC’s website at www.sec.gov. We are not including the information contained on our web site as part of, or incorporating it by reference into, this prospectus.

THE COMPANY

We are a materials science company focused on clean energy technologies. We have historically focused our efforts on the design and development of fuel cell technologies, including Hoku membrane electrode assemblies, or MEAs, and Hoku Membranes.  In May 2006, we announced our plans to form a photovoltaic, or PV, module business, and our plans to produce polysilicon, a primary material used in the manufacture of PV modules, to complement our fuel cell business.  We have reorganized our business into three business units:  Hoku Materials, Hoku Solar and Hoku Fuel Cells.  In February and March 2007, we incorporated Hoku Materials, Inc. and Hoku Solar, Inc., respectively, as wholly-owned subsidiaries to operate our polysilicon and solar businesses, respectively.

We are incorporated in Delaware. We were incorporated in Hawaii in March 2001 as Pacific Energy Group, Inc.  In July 2001, we changed our name to Hoku Scientific, Inc., and in December 2004, we were reincorporated in Delaware.

FORWARD-LOOKING STATEMENTS

Statements included or incorporated by reference in this prospectus include both historical and “forward-looking” statements under federal securities laws. These statements are based on current expectations and projections about future results and include the discussion of our business strategies and expectations concerning future operations, margins, profitability, liquidity and capital resources. In addition, in certain portions of this prospectus, the documents incorporated by reference and in any prospectus supplement, the words “anticipate,” “believe,” “estimate,” “may,” “will,” “expect,” “plan” and “intend” and similar expressions, as they relate to us or our management, are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These statements are based upon the beliefs and assumptions of, and on information available to our management. Factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements include, but are not limited to, those set forth below under “Risk Factors.” Unless required by law, we do not assume any obligation to update forward-looking statements based on unanticipated events or changed expectations. However, you should carefully review the reports and documents we file from time to time with the SEC, particularly our annual reports on Form 10-K, quarterly reports on Form 10-Q and any current reports on Form 8-K.

THE OFFERING

Securities that may be sold by the selling security holder:	Up to 20,013,786 shares of our outstanding Common Stock, 10,013,786 shares of which were issued in a private placement and 10,000,000 shares of which are issuable upon exercise of the Warrant.
Use of proceeds:
We will not receive any proceeds from the resale of the shares of Common Stock, including the resale of the shares of Common Stock issuable upon exercise of the Warrant. In addition, although the exercise price of the Warrant is fixed at $2.52 per share, we will not receive any proceeds from the exercise of the Warrant because it is exercisable only pursuant to the automatic cashless net-issue exercise provisions contained in the Warrant. The number of shares we issue pursuant to the exercise of the Warrant, if any, will depend on what portion of the Warrant is exercised by the selling security holder.  As of the date of this prospectus, the Warrant has not been exercised, in whole or in part.

Offering Price:	Market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices or at fixed prices, all of which may change.
Transfer Agent:	Continental Stock Transfer & Trust Co., 17 Battery Place, 8th Floor, New York, New York 10004, Telephone No. (212) 509-4000, serves as the transfer agent and registrar for our outstanding securities.

We have agreed to pay all costs and expenses relating to the registration of our Common Stock. The selling security holder will only be responsible for any commissions, taxes, attorney’s fees and other charges relating to the offer or sale of these securities. The selling security holder may sell its Common Stock through one or more broker/dealers, and these broker/dealers may receive customary compensation in the form of underwriting discounts, concessions or commissions from the selling security holder as they shall agree.

RISK FACTORS

An investment in our securities involves certain risks. You should carefully consider all of the information set forth in this prospectus. In particular, you should evaluate the following risk factors before making an investment in our securities. If any of the following circumstances actually occur, our business, financial condition and results of operations could be materially and adversely affected. If that occurs, the trading price of our Common Stock could decline, and you could lose all or part of your investment.

Risks Associated With Our Business

If there is any further delay in receiving the remaining $30 million of our $50 million loan agreement with Tianwei, or we are unable to secure adequate funds on terms acceptable to us, we will be unable to support our business requirements, build our business or continue as a going concern.

As of December 31, 2009, we had cash and cash equivalents on hand of $3.2 million and short term liabilities of $76.8 million. In September 2009, we entered into a definitive agreement providing for a majority investment in us by Tianwei New Energy Holdings Co., Ltd., or Tianwei, and debt financing by Tianwei through China Construction Bank, as agent, for the construction and development of our polysilicon production plant to be located in Pocatello, Idaho, or the Project.  In December 2009, the investment transaction was completed and we issued to Tianwei 33,379,287 newly-issued shares of our Common Stock, representing approximately 60% of our fully-diluted outstanding shares.  Tianwei is restricted from transferring, directly or indirectly, 23,365,501, or 70% of the newly issued shares to any third party until the first anniversary of the closing date of the agreement. We also granted to Tianwei a warrant to purchase an additional 10,000,000 shares of our Common Stock. The terms of the warrant include: (i) a per share exercise price equal to $2.52; (ii) an exercise period of seven years; and (iii) provision for a cashless, net-issue exercise.

The existing polysilicon supply agreements with Tianwei were amended such that $50 million of an aggregate of $79 million in secured prepayments previously paid by Tianwei to us was converted into the 33,379,287 newly-issued shares of our Common Stock.  The amended supply agreements also provide for a reduced price at which Tianwei purchases polysilicon by approximately 11% in each year of the ten year agreement. Tianwei is also obligated to loan us $50 million through China Construction Bank, as agent, payable in two tranches. In January 2010, we received the first tranche of $20 million and expect to receive the second tranche of $30 million in February 2010.  Pursuant to the loan agreement, we have granted a security interest in all of our assets to Tianwei. Tianwei has also agreed to use its reasonable best efforts to assist us in obtaining additional financing that may be required by us to construct and operate the Project.

The $50 million in debt, plus $54 million in additional prepayments from our existing customers, will be used to pay current liabilities and complete construction of the Project to the point where we can commence initial shipments to customers.  Until such time, we intend to delay seeking the additional financing of $71 million which is necessary to complete the construction of the Project. On the basis of these funding sources, we expect to complete our reactor demonstration in the fourth quarter of fiscal 2010 and begin polysilicon production in the first quarter of fiscal 2011.  However, if there is a delay in receiving the second tranche of $30 million in debt from the Tianwei transaction, or other unfavorable factors occur, we may need to curtail Project construction.

We do not expect to generate significant revenue until we successfully commence the manufacture and shipment of polysilicon and begin meeting the obligations under our supply contracts.  We also will need to seek additional financing to complete construction of the Project. If we are unable to generate revenue or secure adequate additional financing when needed, we will be forced to further reduce expenditures in order to continue as a going concern. Reduction of expenditures could have a material adverse effect on our business. The amount and timing of our future capital needs depend on many factors, including the timing of our development efforts, opportunities for strategic transactions, and the amount and timing of any revenues we are able to generate. Given our current business strategy, however, we will need to secure additional financing in order to execute our plans and continue our operations. If there is any further delay in receiving the second tranche of $30 million in debt from the Tianwei transaction, or if we are unable to raise additional financing to complete the Project, our business will be materially and adversely harmed.

Over the next twelve months, we may have insufficient cash to meet all of our obligations as they come due. We have modified payment terms in purchase orders with more than sixty of our vendors to structure payment plans for amounts past due and to be invoiced in the future. In the event we are unable to meet our obligations under payment plans and other agreements, we will have to ask our vendors to forebear from enforcing one or more of their rights under their respective agreements.  There are no assurances that any of our vendors will agree to forebear or otherwise make any concessions under their respective agreements.  If any of our vendors seek to enforce their rights under these agreements that we are unable to perform, which could include asserting and/or foreclosing on materialmen’s and laborer’s liens on the Project, or taking other legal action, it could materially harm our business, financial condition and results of operations and we may be forced to delay, alter or abandon our planned business operations, which could have a material adverse effect on our ability to continue as a going concern.

There are no assurances that we will be successful in executing any of the foregoing alternatives. If we are unable to raise additional capital and manage our liquidity, there is substantial doubt that we will be able to continue as a going concern through at least December 31, 2010. The inability to continue as a going concern could result in an orderly wind-down of our business or other potential forms of restructuring.

Our independent registered public accounting firm’s report on our fiscal 2009 financial statements questions our ability to continue as a going concern.

Our independent registered public accounting firm’s report on our financial statements for each of the three years in the period ended March 31, 2009, expresses doubt about our ability to continue as a going concern. Their report includes an explanatory paragraph stating that there is substantial doubt about our ability to continue as a going concern due to the lack of sufficient capital, as of the date their report was issued, to support our business plan.

We will need to secure additional financing in the future and if we are unable to secure adequate funds at the times needed and on terms acceptable to us, we will be unable to support our business requirements, build our business or continue as a going concern. Accordingly, we can offer no assurance that the actions we plan to take to address these conditions will be successful. The inclusion of a “going concern modification” in the report of our independent accountants, in and of itself, may have a material adverse effect on our ability to obtain financing and to conduct our business generally, which could have a material adverse effect on our stock price.

We need at least $390 million to construct and equip the Project, and we may be unable to raise this amount of capital on favorable terms or at all.

Our planned entry into the polysilicon market will require us to spend significant sums to support the construction of the Project, to purchase capital equipment, to fund new sales and marketing efforts, to pay for additional operating costs and to significantly increase our headcount. As a result, we expect our costs to increase significantly, which will result in further losses before we can begin to generate significant operating revenue from our Hoku Materials division.

Based on our polysilicon supply agreements with our customers, we plan to equip and construct the Project, with a production capacity of 4,000 metric tons of polysilicon per year. Our original estimated actual construction cost for a facility capable of producing 3,500 metric tons of polysilicon per year was $390 million; however, we have not yet determined what, if any, additional cost associated with the increase in our planned production output from 3,500 to 4,000 metric tons per year will be, and we continue to review our construction cost estimates. Our estimates are based on our discussion with vendors, declining costs of materials and labor and ongoing adjustments of certain design elements; however, changes in costs, modifications in construction timelines and other factors could significantly increase the actual costs.

We plan on funding the remaining construction costs through customer prepayments and/or through debt or equity financing, including $50 million from our loan agreement and the $50 million equity contribution through our financing arrangement with Tianwei. As of December 31, 2009, we had received $123.0 million in customer prepayments under our supply contracts and expect to receive an additional $55.4 million in customer prepayments. As of December 31, 2009, we had also contributed an additional approximately $41 million to the construction cost of the Project.

We have experienced delays in the receipt of customer prepayments from certain of our long-term polysilicon supply customers. If we experience further delays in receipt of these payments, receive reduced payments, or fail to receive any of them entirely, or if there is any delay in receiving the remaining $30 million of our $50 million loan agreement with Tianwei, we could experience delays in our ability to continue the engineering, construction, and procurement of the Project in order to deliver polysilicon in the first quarter of fiscal 2011, or within the time periods specified in our customer supply contracts, which could materially harm our business. Even if we receive these prepayments on time and in the amounts agreed upon, the actual costs to engineer, construct, and procure the Project could exceed our estimates, and we may be unable to raise any additional funding required to pay for any such added costs.  If we are unable to begin producing polysilicon by the first quarter of fiscal 2011 and meet our customer commitments, our business will be materially harmed and we may be forced to delay, alter or abandon our planned business operations.

If we are unable to raise capital and manage our liquidity, there is substantial doubt that we will be able to continue as a going concern through at least December 31, 2010. The inability to continue as a going concern could result in an orderly wind-down of our business or other potential forms of restructuring.

The actual cost to construct and equip the Project may be significantly higher than our estimated cost.

Our estimate of $390 million to construct and equip the Project is based on our discussion with vendors, declining costs of materials and labor and ongoing adjustments of certain design elements; however, changes in costs, modifications in construction timelines and other factors could cause our actual cost to significantly exceed our estimate. If the actual cost is significantly higher than we estimate, it could materially and adversely affect our ability to raise capital, to complete the Project on schedule or at all, and could materially harm our business, financial condition and results of operations and we may be forced to delay, alter or abandon our planned business operations.

Any slowdown of construction and procurement at the Project increases the risk that we will not meet certain construction and delivery milestones in our long-term polysilicon supply contracts.

The inability to resume and accelerate construction and procurement at the Project increases the likelihood that we will be unable to meet certain construction and delivery milestones in our long-term polysilicon contracts, which could cause a termination of one or more of our polysilicon supply contracts and the corresponding right to seek a refund of any prepayments made as of the date of termination.  Any such termination could have a material adverse effect on our financial condition and results of operations.

Assuming the cost to complete the Project is $390 million, and assuming all of our polysilicon customers honor their commitments to make timely prepayments, we will still need to raise capital through one or more debt or equity offerings to complete construction of the Project.

Assuming that the total actual cost to construct and equip the Project is $390 million, that we are successful in receiving all customer prepayments that are presently committed to us when due, that we are able to amend our contract with Wuxi Suntech Power Co., Ltd. under similar terms and that we receive the remaining $30 million of our $50 million loan agreement with Tianwei, we believe we will need to raise as much as $71 million through a combination of new customer prepayments, debt and/or equity to complete Project constructions.  If we are unable to secure additional long-term supply contracts and prepayments, if for any reason (e.g. contract amendment, termination, breach, etc.), or one or more of our polysilicon supply customers do not pay the full amount of the prepayments to which they are presently committed and/or if the actual cost to complete the Project is more than $390 million, the amount we will need to raise could exceed $71 million.  Furthermore, if there is any additional delay in receiving the remaining $30 million in debt from the Tianwei transaction, or other unfavorable factors occur, it could raise substantial doubt about our ability to continue as a going concern through at least December 31, 2010.

There are no assurances that we will be able to secure any additional debt or equity financing on favorable terms, at the time such financing is needed, or at all. If we are unable to secure adequate debt or equity financing to complete construction of the Project in time to meet certain milestones and/or to meet our customer commitments, our business will be materially harmed and we may be forced to delay, alter or abandon our planned business operations, which could have a material adverse effect on our ability to continue as a going concern. The inability to continue as a going concern could result in an orderly wind-down of our business or other potential forms of restructuring.

We have a limited operating history and, in calendar year 2006, determined to enter the photovoltaic system installation and polysilicon markets and to redirect efforts and resources that were historically directed toward the fuel cell market. If we are unable to generate significant revenue from our photovoltaic system installations and polysilicon segments, our business will be materially harmed.

We were incorporated in March 2001 and have a limited operating history. We have cumulative net losses since our inception through December 31, 2009. In calendar year 2006, we announced a change in our main business and our intention to form a polysilicon business through our subsidiary, Hoku Materials, and a photovoltaic, or PV, system installation business through our subsidiary Hoku Solar. The polysilicon business includes developing production capabilities for, and the eventual production of polysilicon. The PV systems installation business includes the design, engineering, procurement and installation of turnkey PV systems for residential and commercial customers. Prior to our announcement, our business was solely focused on the stationary and automotive fuel cell markets. We do not expect to generate any material revenue from Hoku Fuel Cells in the foreseeable future, and Hoku Materials does not currently generate any operating revenue.

We have no prior experience in the polysilicon business. In order to be successful, we are devoting substantial management time and energy and significant capital resources to developing this new business, including the construction of the Project. We commenced construction in May 2007, and expect to begin producing polysilicon beginning in the first quarter of fiscal 2011, with full-scale production to begin in the second half of fiscal 2011; however, there are no assurances that this schedule will not need to be further modified. We may need to purchase polysilicon from third parties in order to meet delivery schedules in order to avoid termination of one or more of our customer supply contracts.  In addition, any delays beyond the first quarter of fiscal 2011 could result in the termination of a customer supply contracts, which would require us to refund substantial amounts of cash that have been paid to us as prepayments for future product deliveries. We have encountered, and expect that we will continue to encounter, significant risks relating to our entering into the polysilicon industry and changes in that industry, including potentially significant increases in polysilicon supply and falling polysilicon prices. If we are unable to address these risks and other risks successfully, our business, financial condition and results of operations will be materially and adversely affected.

If any of our Project engineering, construction, or key equipment vendors are late in providing their contract deliverables, we may be unable to complete the construction of the Project to begin commercial shipments in the first quarter of fiscal 2011, or at all, which could materially harm our business.

We have contracts with Stone & Webster, Inc., JH Kelly, LLC, GEC Graeber Engineering Consultants GmbH, MSA Apparatus Construction for Chemical Equipment, Ltd., Idaho Power Company, Dynamic Engineering Inc., AEG Power Solutions USA Inc., formerly known as Saft Power Systems USA, Inc., PVA Tepla Danmark, Polymet Alloys, Inc., BHS Acquisitions, LLC and our other vendors, contractors and consultants who are providing key services, equipment, and supplies for the engineering, construction and procurement of the Project. If we experience delays in the performance or delivery of the services, equipment, and goods under these respective agreements, we may be unable to commence production of polysilicon in the first quarter of fiscal 2011, to ramp-up production and commence commercial shipments in fiscal 2011, or deliver the volume of polysilicon that is required under our polysilicon supply agreements.

If we are unable to secure adequate quantities of trichlorosilane on favorable terms and at the times needed, our business will be materially harmed.

We have decided to defer approximately $40 million in capital expenditures by delaying construction of our on-site trichlorosilane, or TCS, production facility. TCS is needed to produce polysilicon.  We have received shipments of small volumes of TCS from two suppliers for our production demonstration, and are in discussions with these third-party TCS producers for higher volume TCS supply contracts to enable us to execute on this strategy. There are no assurances, however, that we will be able to secure adequate TCS at the time and in the amounts needed on favorable terms, or at all. If we are unable to secure adequate TCS on favorable terms and at the times needed, we may be unable to meet certain milestones in our customer contracts or to meet our customer supply commitments and our business, financial condition and results of operations will be materially harmed.

We may have difficulty managing changes in our operations, which could harm our business.

To date we have expended significant financial and management resources in connection with our planned entry into the polysilicon market and the development of our PV system installation business. For example, in May 2007, we commenced construction of the Project. Construction of the Project and the operation of the polysilicon manufacturing and PV system installation businesses will involve substantial changes to our operations and place a significant strain on our senior management team and financial and other resources, and will, among other things, require us to significantly increase our international activities; hire and train additional financial, accounting sales and marketing personnel; and make substantial investment in our engineering, logistics, financial and information systems, including implementing new enterprise-level transaction processing, operational and financial management information systems, procedures and controls.

Any failure by us to manage the expansion of our operations or succeed in these markets or other markets that we may enter in the future, may harm our business, prospects, financial condition and results of operations.

If our supply agreement with Wuxi Suntech Power Co., Ltd. is terminated for any reason, our business will be materially harmed.

In May 2008, we amended our polysilicon supply agreement,  or the Amended Suntech Supply Agreement, with Wuxi Suntech Power Co., Ltd, or Suntech. Under the Amended Suntech Supply Agreement, up to approximately $678 million may be payable to us during the ten-year period, subject to the achievement of certain milestones, the acceptance of product deliveries and other conditions. Pursuant to the Amended Suntech Supply Agreement, we granted to Suntech a security interest in all of our tangible and intangible assets related to our polysilicon business to serve as collateral for our obligations under the Amended Suntech Supply Agreement. These security interests are pari-passu with the security interests granted to our other five long-term supply customers. The customer security interests provide that they would be junior to the collateral interest of any lender providing debt financing for Project construction. In July 2009, we entered into an amendment to the Amended Suntech Supply Agreement which became effective in December 2009 when the investment transaction with Tianwei was completed and Tianwei became our majority stockholder.  Under the amendment Suntech agreed to waive the following rights:

•
Its right to enforce our obligation to complete the Test Demonstration (as defined in the Suntech Supply Agreement) by September 30, 2009, or the Demo Final Date.  Suntech’s waiver expired on December 31, 2009, and Suntech may assert that we are in breach of our obligation to complete the Test Demonstration.

•
Its right to enforce our obligation to complete the TCS Demonstration (as defined in the Suntech Supply Agreement) by December 31, 2009, or the TCS Final Date.  Suntech’s waiver will expire on December 31, 2010, with the result that if we have not completed the TCS Demonstration by that date, we will be in breach of our obligation to complete the TCS Demonstration.

•
Its right to enforce our obligation to complete the Shipment Milestone (as defined in the Suntech Supply Agreement) by December 31, 2009, or the Shipment Final Date.  Suntech’s waiver will expire on March 31, 2010, with the result that if we have not completed the Shipment Milestone by that date, we will be in breach of our obligation to complete the Shipment Milestone.

In exchange for the Suntech waivers described above, we agreed to waive our right to payment of the TCS Demonstration Installment and, as a result, Suntech is no longer required to make $15 million in additional prepayments.  In addition, we authorized Suntech to replace its $45 million Stand-by Letter of Credit with a $30 million stand-by letter of credit issued by a bank in China, which may be collateralized with non-cash assets.

As of December 31, 2009, we had not completed the Test Demonstration, and as a result Suntech could assert that we are in breach, and seek to terminate the Amended Suntech Supply Agreement.  If the agreement is terminated our business will be materially harmed.  In addition, we will be required to return the $2 million in prepayments which we have received from Suntech and we will need to secure an additional $32 million in funds in order to finance the construction of the Project. We are in discussions with Suntech to further amend the contract and have not been given any indication that Suntech intends to terminate the contract.  However, if the contract is terminated, securing new funds may delay the anticipated timing of completion of the Project, which delay may result in us failing to meet our delivery requirements under our other supply agreements. We may not be able to secure new funds on terms as favorable to us as those under the Amended Suntech Supply Agreement or at all. If we are unable to secure new funds, we will not be able to complete construction of the Project, our business will be materially harmed and we may be forced to delay, alter or abandon our planned business operations.

If our supply agreement with Solarfun Power Hong Kong Limited is terminated for any reason, our business will be materially harmed.

In May 2008, we and Solarfun Power Hong Kong Limited, or Solarfun, a subsidiary of Solarfun Power Holdings Co., Ltd., or Solarfun Holdings, entered into a Second Amended and Restated Supply Agreement, or the Solarfun Supply Agreement, pursuant to which we have agreed to sell to Solarfun, and Solarfun has agreed to purchase from us, specified quantities of polysilicon over a ten-year period.  In March 2009, we entered into Amendment No. 2 to the Second Amended and Restated Solarfun Supply Agreement with Solarfun, or Solarfun Amendment No. 2. Under Solarfun Amendment No. 2, up to approximately $384 million may be payable to us over a ten year period. Pursuant to the Solarfun Supply Agreement and Solarfun Amendment No. 2, we granted to Solarfun a security interest in all of our tangible and intangible assets related to our polysilicon business to serve as collateral for our obligations under the Solarfun Supply Agreement and Solarfun Amendment No. 2. These security interests are pari-passu with the security interests granted to our other five long-term supply customers. The customer security interests provide that they would be junior to the collateral interest of any lender providing debt financing for plant construction.

In November 2009, we entered into a third amendment to the Solarfun Agreement, or Solarfun Amendment No. 3, which became effective in December 2009, when Solarfun paid us $8 million of the $13 million prepayment balance that was past due.  Under Solarfun Amendment No. 3, we agreed that Solarfun could pay us the $13 million that was due in July and October 2009, in increments of $8 million, which was paid in December 2009, $4 million to be paid in March 2010, and $1 million to be paid when we commence the shipment of polysilicon to Solarfun.  The balance of $5 million that was payable in January 2010, is to be paid in equal monthly increments of $1 million during each of the five subsequent months after the month of the first shipment.

Each party may elect to terminate the Solarfun Supply Agreement, Solarfun Amendment No. 2 and Solarfun Amendment No. 3 under certain circumstances, including, but not limited to:

•	the bankruptcy, assignment for the benefit of creditors or liquidation of the other party; or

•	the insolvency of the other party; or

•	a material breach of the other party.

Solarfun may also terminate the Solarfun Supply Agreement, Solarfun Amendment No. 2 and Solarfun Amendment No. 3 if we fail to deliver a predetermined quantity of polysilicon product by June 30, 2010.  There is a material risk that we will not meet this delivery milestone.  In addition, in the instance of extraordinary events, including events of force majeure and other events outside of our control, which result in our inability to perform under the terms of the Second Amended and Restated Solarfun Supply Agreement, as amended by Solarfun Amendment No. 2 and Solarfun Amendment No. 3, we are afforded only a limited amount of time to cure such conditions. In the event we fail to cure the condition so that we can supply our product to Solarfun or otherwise satisfy our delivery requirements by delivering to Solarfun third-party polysilicon purchased in the open market, Solarfun may terminate the Solarfun Supply Agreement, Solarfun Amendment No. 2 and Solarfun Amendment No. 3.

If the Solarfun Supply Agreement, Solarfun Amendment No. 2 and Solarfun Amendment No. 3 are terminated for any reason, our business will be materially harmed. In addition, if Solarfun Supply Agreement, Solarfun Amendment No. 2 and Solarfun Amendment No. 3  are terminated by Solarfun, we will be required to return any deposits and advance payments received up to the date of the termination, which was $37 million as of December 31, 2009, and we will need to secure new funds in order to finance the construction of the Project. Securing new funds may delay the anticipated timing of completion of the Project, which delay may result in us failing to meet our delivery requirements under our polysilicon supply agreements. We may not be able to secure new funds on terms as favorable to us as those under the Solarfun Supply Agreement, Solarfun Amendment No. 2 and Solarfun Amendment No. 3, or at all. If we are unable to secure new funds, we will not be able to complete construction of the Project, our business will be materially harmed and we may be forced to delay, alter or abandon our planned business operations.

If our supply agreement with Jiangxi Jinko Solar Co., Ltd. is terminated for any reason, our business will be materially harmed.

In February 2009, we entered into an Amended & Restated Supply Agreement with Jiangxi Jinko Solar Co., Ltd., or the Jinko Supply Agreement. Under the Jinko Supply Agreement, up to approximately $119 million may be payable to us during a ten-year period, subject to product deliveries and other conditions. Pursuant to the Jinko Supply Agreement, we granted to Jinko a security interest in all of our tangible and intangible assets related to our polysilicon business to serve as collateral for our obligations under the Jinko Supply Agreement. These security interests are pari-passu with the security interests granted to our other five long-term supply customers. The customer security interests provide that they would be junior to the collateral interest of any lender providing debt financing for Project construction.

In November 2009, we entered into Amendment No. 1 to Amended & Restated Supply Agreement with Jinko, or the Amended Jinko Supply Agreement.  Pursuant to the Amended Jinko Supply Agreement, we agreed with Jinko to eliminate the first year of shipments under the Jinko Agreement, such that our first delivery of polysilicon products to Jinko is now due in December 2010, and the term of the Jinko Supply Agreement has been shortened to nine years, resulting in the total volume of polysilicon to be sold by us to Jinko being reduced to approximately $106 million, subject to product deliveries and other conditions.

Each party may elect to terminate the Amended Jinko Supply Agreement under certain circumstances, including, but not limited to:

•	the bankruptcy, assignment for the benefit of creditors or liquidation of the other party; or

•	the insolvency of the other party; or

•	a material breach of the other party.

Jinko may also terminate the agreement if we fail to deliver a predetermined quantity of our polysilicon product by December 31, 2010. Although we have the ability to meet this milestone by delivering product that is manufactured by a third party, there is a material risk that we will not meet this delivery milestone. In addition, in the instance of extraordinary events, including events of force majeure and other events outside of our control, which result in our inability to perform under the terms of the Amended Jinko Supply Agreement, we are afforded only a limited amount of time to cure such conditions. In the event we fail to cure the condition so that we can supply our product to Jinko or otherwise satisfy our delivery requirements by delivering to Jinko third-party polysilicon purchased in the open market, Jinko may terminate the Amended Jinko Supply Agreement.

If the Amended Jinko Supply Agreement is terminated for any reason, our business will be materially harmed. In addition, if the Amended Jinko Supply Agreement is terminated by Jinko, we will be required to return any deposits and advance payments received up to the date of the termination, which was $20 million as of December 31, 2009, and we will need to secure new funds in order to finance the construction of the Project. Securing new funds may delay the anticipated timing of completion of the Project, which delay may result in us failing to meet our delivery requirements under our other supply agreements. We may not be able to secure new funds on terms as favorable to us as those under the Amended Jinko Supply Agreement or at all. If we are unable to secure new funds, we will not be able to complete construction of the Project, our business will be materially harmed and we may be forced to delay, alter or abandon our planned business operations.

If either of our supply agreements with Tianwei New Energy (Chengdu) Wafer Co., Ltd. is terminated for any reason, our business will be materially harmed.

In September 2009, we entered into a definitive agreement providing for a majority investment in us by Tianwei, and debt financing by Tianwei through China Construction Bank, as agent, for the construction and development of the Project.  In December 2009, the investment transaction was completed and the existing polysilicon supply agreements with Tianwei were amended such that $50 million of an aggregate of $79 million in secured prepayments previously paid by Tianwei to us was converted  into 33,379,287 newly-issued shares of our Common Stock.

We entered into Amendment and Restated Supply Agreement No. 1, or Tianwei Amendment No. 1, with Tianwei for the sale and delivery of polysilicon to Tianwei over a ten-year period.  Under Tianwei Amendment No. 1, we converted approximately $28 million of the total $44 million of prepayments previously paid to us by Tianwei into shares of our Common Stock and reduced the price at which Tianwei purchases polysilicon by approximately 11% per year.  The amount of polysilicon to be delivered remains unchanged and Tianwei is still required to pay us an additional $1 million in prepayments; however, the total revenue for the polysilicon to be sold by us to Tianwei has been modified such that up to approximately $232 million may be payable to us during the ten-year term (exclusive of amounts Tianwei may purchase pursuant to its right of first refusal), subject to acceptance of product deliveries and other conditions.

We also entered into Amendment and Restated Supply Agreement No. 2, or Tianwei Amendment No. 2, with Tianwei, for the sale and delivery of polysilicon to Tianwei over a ten-year period.  Under Tianwei Amendment No. 2, we converted approximately $22 million of the total $35 million of prepayments previously paid to us by Tianwei into shares of our Common Stock and reduced the price at which Tianwei purchases polysilicon by approximately 11% per year.  The amount of polysilicon to be delivered remains unchanged and Tianwei is still required to pay us an additional $1 million in prepayments; however, the total revenue for the polysilicon to be sold by us to Tianwei has been modified such that up to approximately $186 million may be payable to us during the ten-year term (exclusive of amounts Tianwei may purchase pursuant to its right of first refusal), subject to acceptance of product deliveries and other conditions.

Each party may elect to terminate either Tianwei Amendment No. 1 or Tianwei Amendment No. 2, or the Tianwei Supply Agreements, under certain circumstances, including, but not limited to:

•	the bankruptcy, assignment for the benefit of creditors or liquidation of the other party; or

•	the insolvency of the other party; or

•	a material breach of the other party.

In addition, in the instance of extraordinary events, including events of force majeure and other events outside of our control, which result in our inability to perform under the terms of either or both of the Tianwei Supply Agreements, we are afforded only a limited amount of time to cure such conditions.  In the event we fail to cure the condition so that we can supply our product to Tianwei or otherwise satisfy our delivery requirements by delivering to Tianwei third-party polysilicon purchased in the open market, Tianwei may terminate the respective Tianwei Supply Agreement.

If either or both of the Tianwei Supply Agreements are terminated for any reason, our business will be materially harmed. In addition, if Tianwei Amendment No. 1 is terminated, we will be required to return any deposits and advance payments received up to the date of the termination, which is $16 million as of December 31, 2009.  If Tianwei Amendment No. 2 is terminated, we will be required to return any deposits and advance payments received up to the date of the termination, which is $13 million as of December 31, 2009. In the event of the termination of either of the Tianwei Supply Agreements, we will need to secure new funds in order to finance the construction of the Project. Securing new funds may delay the anticipated timing of completion of the Project, which delay may result in us failing to meet our delivery requirements under our other supply agreements. We may not be able to secure new funds on terms as favorable to us as those under the Tianwei Supply Agreements, or at all. If we are unable to secure new funds, we will not be able to complete construction of the Project, our business will be materially and adversely affected and we may be forced to delay, alter or abandon our planned business operations.

If our supply agreement with Wealthy Rise International, Ltd. is terminated for any reason, our business will be materially harmed.

In April 2009, we entered into an Amended and Restated Supply Agreement, or the Amended Solargiga Supply Agreement, with Wealthy Rise International, Ltd., or Solargiga, pursuant to which up to approximately $136 million may be payable to us over a ten-year period, subject to product deliveries and other conditions.  Pursuant to the Amended Solargiga Supply Agreement, we granted to Solargiga a security interest in all of our tangible and intangible assets related to our polysilicon business to serve as collateral for our obligations under the Amended Solargiga Supply Agreement. These security interests are pari-passu with the security interests granted to our other five long-term supply customers. The customer security interests provide that they would be junior to the collateral interest of any lender providing debt financing for plant construction.

We have granted Solargiga, an extension of time, or the Extension, to make an aggregate of $13.2 million in prepayments that were payable in installments between June and December 2009.  Pursuant to the Extension, the date on which the $13.2 million is due has been extended to the earlier of February 26, 2010, or the date on which we and Solargiga enter into a definitive amendment to the Agreement pursuant to which the schedule and conditions for Solargiga’s prepayments could be adjusted.

Each party may elect to terminate the Amended Solargiga Supply Agreement under certain circumstances, including, but not limited to:

•	the bankruptcy, assignment for the benefit of creditors or liquidation of the other party; or

•	the insolvency of the other party; or

•	a material breach of the other party.

Solargiga may also terminate the agreement if we fail to deliver a predetermined quantity of our polysilicon product by October 31, 2010. There is a material risk that we will not meet this delivery milestone. In addition, in the instance of extraordinary events, including events of force majeure and other events outside of our control, which result in our inability to perform under the terms of the Amended Solargiga Supply Agreement, we are afforded only a limited amount of time to cure such conditions. In the event we fail to cure the condition so that we can supply our product to Solargiga or otherwise satisfy our delivery requirements by delivering to Solargiga third-party polysilicon purchased in the open market, Solargiga may terminate the Amended Solargiga Supply Agreement.

If the Amended Solargiga Supply Agreement is terminated for any reason, our business will be materially harmed.  In addition, if the Amended Solargiga Supply Agreement is terminated by Solargiga as a result of our failure to deliver polysilicon in the amounts and by the dates required in the Amended Solargiga Supply Agreement, we are required to refund to Solargiga all of the prepayments made as of the date of such termination, which was $7 million as of December 31, 2009, less any part thereof that has been applied to the purchase price of polysilicon delivered under the Amended Solargiga Supply Agreement. Moreover, we will need to secure new funds in order to finance the construction of the Project. Securing new funds may delay the anticipated timing of completion of the Project, which delay may result in us failing to meet our delivery requirements under our other supply agreements.  We may not be able to secure new funds on terms as favorable to us as those under the Amended Solargiga Supply Agreement or at all. If we are unable to secure new funds, we will not be able to complete construction of the Project, our business will be materially harmed and we may be forced to delay, alter or abandon our planned business operations.

If our Agreement with Shanghai Alex New Energy Co., Ltd. is terminated for any reason, our business will be materially harmed.

In February 2009, we entered into a supply agreement with Shanghai Alex New Energy Co., Ltd., or Alex, for the sale and delivery of polysilicon to Alex over a ten-year period, or the Alex Supply Agreement. Under the Alex Supply Agreement, approximately $119 million may be payable to us during a ten-year period, subject to product deliveries and other conditions. Pursuant to the Alex Supply Agreement, we granted to Alex a security interest in all of our tangible and intangible assets related to our polysilicon business to serve as collateral for our obligations under the Alex Supply Agreement. These security interests are pari-passu with the security interests granted to our other five long-term supply customers. The customer security interests provide that they would be junior to the collateral interest of any lender providing debt financing for Project construction.

In December 2009, we entered into Amendment No. 1 to Supply Agreement with Alex, or the Amended Alex Supply Agreement.  Pursuant to the Amended Alex Supply Agreement, we agreed with Alex to shift the date of first delivery of polysilicon, such that our first delivery of polysilicon products to Alex is now due in September 2010.

Each party may elect to terminate the Alex Supply Agreement under certain circumstances, including, but not limited to:

•	the bankruptcy, assignment for the benefit of creditors or liquidation of the other party; or

•	the insolvency of the other party; or

•	a material breach of the other party.

Alex may also terminate the agreement if we fail to deliver a predetermined quantity of our polysilicon product by December 31, 2010. Although we have the ability to meet this milestone by delivering product that is manufactured by a third party, there is a material risk that we will not meet this delivery milestone. In addition, in the instance of extraordinary events, including events of force majeure and other events outside of our control, which result in our inability to perform under the terms of the Amended Alex Supply Agreement, we are afforded only a limited amount of time to cure such conditions. In the event we fail to cure the condition so that we can supply our product to Alex or otherwise satisfy our delivery requirements by delivering to Alex third-party polysilicon purchased in the open market, Alex may terminate the Amended Alex Supply Agreement.

If the Amended Alex Supply Agreement is terminated for any reason, our business may be materially and adversely affected.  In addition, if the Amended Alex Supply Agreement is terminated by Alex as a result of our failure to deliver polysilicon in the amounts and by the dates required in the Amended Alex Supply Agreement, we are required to refund to Alex all of the prepayments made as of the date of termination, which was $20 million as of December 31, 2009, less any part thereof that has been applied to the purchase price of polysilicon delivered under the Alex Supply Agreement. Moreover, we will need to secure new funds in order to finance the construction of the Project. Securing new funds may delay the anticipated timing of completion of the Project, which delay may result in us failing to meet our delivery requirements under our other supply agreements.  We may not be able to secure new funds on terms as favorable to us as those under the Amended Alex Supply Agreement or at all. If we are unable to secure new funds, we will not be able to complete construction of the Project, our business will be materially and adversely affected and we may be forced to delay, alter or abandon our planned business operations.

Fluctuations in industrial production capacity for polysilicon could harm our business.

Certain polysilicon producers have invested heavily in the expansion of their production capacities in view of the recent scarcity of solar-grade polysilicon. We currently expect significant additional capacity to come on-line in fiscal 2010, near in time to when the Project is scheduled become fully operational. In addition, if an excess supply of electronic-grade polysilicon were to develop, producers of electronic-grade silicon could switch production to solar-grade polysilicon, causing the price of solar-grade polysilicon to decline more rapidly than we currently anticipate. The electronic-grade polysilicon market historically has experienced significant cyclicality; for example, that market experienced significant excess supply from 1998 through 2003. Moreover, the forecasted increases in polysilicon supply could also be exacerbated if the demand for polysilicon decreases significantly as a result of the introduction of new technologies that materially reduce or eliminate the need for polysilicon in producing effective PV systems.

If any of these events occurred, they could result in an excess supply of solar-grade polysilicon and could suppress market prices for solar-grade polysilicon. Any such suppression of market prices for polysilicon would affect the price which we could expect to receive in selling our polysilicon in the spot market and could provide our customers with incentives to reconsider or renegotiate their long-term supply contracts with us to the extent the polysilicon deliverable under those contracts is priced above prevailing market prices. During fiscal year 2009, spot market prices of polysilicon decreased dramatically with an increase in supply, and further price declines are possible in fiscal 2010 as additional supply is forecasted to enter the market.  Further decreases in demand and polysilicon prices could materially harm our business, financial condition and results of operations.

Conversely, in the past, industry-wide shortages of polysilicon have created shortages of PV modules and increased prices for such modules. In the event of a polysilicon shortage, any inability to obtain PV modules at commercially reasonable prices, or at all, would adversely affect our PV system installation business by reducing our ability to meet potential customer demand for our products or to provide products at competitive prices. Any continued industry shortage in available polysilicon could delay the potential growth of our PV system installations business, thereby harming our business.

We rely on limited suppliers and, if these suppliers fail to deliver materials that meet our quality requirements in a timely, cost-effective manner or at all, our production of polysilicon and our installation of PV systems would be limited.

It is highly likely that we will procure materials for our PV system installation business from vertically integrated solar module manufacturing and installation companies that are also our competitors. These companies may choose in the future not to sell these materials to us at all, or may raise their prices to a level that would prevent us from selling our goods and services on a profitable basis.

In our polysilicon business we rely heavily on our contracted suppliers of key process technologies and infrastructure including such components as the reactors and the TCS process. If any of these suppliers fail to perform their contractual obligations, we will be required to seek alternative suppliers and likely will not be able to commence production of polysilicon at the Project on our current schedule. Any such production delays may result in a breach of one or more of our supply agreements with Alex, Suntech, Solarfun, Jinko, Tianwei and/or Solargiga and such breaches may allow these customers to terminate the supply agreements and seek a return of prepayments, which would harm our business and may make impossible the completion of the Project.

Even if we achieve our polysilicon and PV system installation objectives on a timely basis and complete the construction of the Project as currently planned, we may still be unsuccessful in developing, producing and/or selling these products and services, which would harm our business.

If we are successful in our efforts to construct the Project, our ability to successfully compete in the polysilicon and PV system installation markets will depend on a number of factors, including:

•	our ability to produce or procure TCS and polysilicon, and install PV systems at costs that allow us to achieve or maintain profitability in these businesses;

•	our ability to successfully manage a much larger and growing enterprise, with a broader national and international presence;

•	our ability to attract new customers and expand existing customer relationships;

•	our ability to develop new technologies to become competitive through cost reductions;

•	our ability to scale our business to be competitive;

•
our ability to predict and adapt to changing market conditions, including the price of inputs and the spot price for polysilicon sold in the market by us or purchased by us from third-parties to settle customer commitments; and

•	future product liability or warranty claims.

If our PV system installation competitors are able to develop and market products that customers prefer to our products, we may not be able to generate sufficient revenue to continue operations.

The market for PV systems installations is competitive and continually evolving. As a new entrant to this market, we expect to face substantial competition from companies such as SunPower Corporation, SunEdison, and other new and emerging companies throughout many parts of the world. Many of our known competitors are established players in the solar industry, and have a stronger market position than ours and have larger resources and name recognition than we have. Furthermore, the PV market in general competes with other sources of renewable energy and conventional power generation.

Technological development in the solar power industry could reduce market demand for polysilicon or allow for lower cost production of polysilicon by our competitors, which could cause our sales and profit to decline.

The solar power industry is characterized by evolving technologies and standards. Technological evolutions and developments in PV products, including thin-film technologies, higher PV efficiency and thinner wafers may decrease the demand for polysilicon by PV module manufacturers, and some manufacturers are developing alternative solar technologies that require significantly less silicon than crystalline silicon-based solar cells and modules, or no polysilicon at all. If these developing technologies prove more advantageous in application and are widely adopted, we may experience a decrease in demand for our polysilicon and a decrease in our sales or operating margins.

Additionally, other technologies for the production of polysilicon are increasing in prevalence in the industry. Technologies which compete with the Siemens reactor process, including fluidized bed reactor process, may enable the manufacture of polysilicon more quickly or at lower cost than does the Siemens reactor process. To the extent that our competitors adopt other technologies that enable them to compete more effectively, our operating margins and price-competitiveness may be impacted. In the event that we are unable to re-design the Project around these more efficient processes on manageable timetables and at reasonable cost, our business could be adversely affected.

Our operating results have fluctuated in the past, and we expect a number of factors to cause our operating results to continue to fluctuate in the future, making it difficult for us to accurately forecast our quarterly and annual operating results.

Hoku Materials does not currently generate any operating revenue and we do not expect to generate any material revenue from Hoku Fuel Cells in the foreseeable future. All of our revenue presently is generated by Hoku Solar and our PV system installation activities.

Our future operating results and cash flows will depend on many factors that will impact our polysilicon business run by Hoku Materials and our PV system installation business run by Hoku Solar, including the following:

•	the size and timing of customer orders, milestone achievement, product delivery and customer acceptance, if required;

•	the length of contract negotiation cycles,

•	the timing of equipment delivery and procurement, integration and testing,

•	our success in obtaining prepayments from customers for future shipments of polysilicon;

•	our success in maintaining and enhancing existing strategic relationships and developing new strategic relationships with potential customers;

•	our ability to finance power purchase agreements for potential PV system installation customers;

•	actions taken by our competitors, including new product introductions and pricing changes;

•	the costs of maintaining our operations;

•	customer budget cycles and changes in these budget cycles; and

•	external economic and industry conditions.

As a result of these factors, we believe that period-to-period comparisons of our results of operations are not necessarily meaningful and should not be relied upon as indications of future performance.

If we fail to maintain proper and effective internal controls, our ability to produce accurate financial statements could be impaired, which could adversely affect our operating results, our ability to operate our business and investors’ views of us.

Ensuring that we have adequate internal financial and accounting controls and procedures in place to help ensure that we can produce accurate financial statements on a timely basis is a costly and time-consuming effort that needs to be re-evaluated frequently. In May 2007, we commenced construction of the Project. Construction of the Project and the operation of our polysilicon manufacturing business and PV system installation businesses will involve substantial changes to our operations, will require us to increase our international activities, hire and train additional financial and accounting personnel, make substantial investments in our engineering, logistics, financial and information systems, including implementing new enterprise-level transaction processing, operational, financial and accounting management information systems, procedures and controls. In connection with the planned increased scale of our polysilicon manufacturing business and PV system installation businesses and our implementation of new operational and financial management information systems to accommodate these businesses, we expect to engage in a process of documenting, reviewing and improving our internal control and procedures in connection with Section 404 of the Sarbanes-Oxley Act, which requires an annual assessment by management on the effectiveness of our internal control over financial reporting. We conduct annual testing of our internal controls in connection with the Section 404 requirements and, as part of that documentation and testing, we may identify areas for further attention and improvement. Implementing any appropriate changes to our internal controls may entail substantial costs in order to modify our existing accounting systems and take a significant period of time to complete, and may distract our officers, directors and employees from the operation of our business. Further, we may encounter difficulties assimilating or integrating the internal controls, disclosure controls and IT infrastructure of the businesses that we may acquire in the future. These changes may not, however, be effective in maintaining the adequacy of our internal controls, and any failure to maintain that adequacy, or consequent inability to produce accurate financial statements on a timely basis, could increase our operating costs and could materially impair our ability to operate our business. In addition, investors’ perceptions that our internal controls are inadequate or that we are unable to produce accurate financial statements may seriously affect our stock price.

We may not be able to protect our intellectual property, and we could incur substantial costs defending ourselves against claims that our products infringe on the proprietary rights of others.

Our ability to compete effectively in the fuel cell market will depend on our ability to protect our intellectual property rights with respect to our membranes, our membrane electrode assemblies, or MEAs and manufacturing processes and any intellectual property we develop with respect to our polysilicon business. We rely in part on patents, trade secrets and policies and procedures related to confidentiality to protect our intellectual property. However, much of our intellectual property is not covered by any patent or patent application. Confidentiality agreements to which we are party may be breached, and we may not have adequate remedies for any breach. Our trade secrets may also become known without breach of these agreements or may be independently developed by our competitors. Our inability to maintain the proprietary nature of our technology and processes could allow our competitors to limit or eliminate any of our potential competitive advantages. Moreover, our patent applications may not result in the grant of patents either in the United States or elsewhere. Further, in the case of our issued patents or our patents that may issue, we do not know whether the claims allowed will be sufficiently broad to protect our technology or processes. Even if some or all of our patent applications that issue are sufficiently broad, our patents may be challenged or invalidated and we may not be able to enforce them. We could incur substantial costs in prosecuting or defending patent infringement suits or otherwise protecting our intellectual property rights. We do not know whether we have been or will be completely successful in safeguarding and maintaining our proprietary rights. Moreover, patent applications filed in foreign countries may be subject to laws, rules and procedures that are substantially different from those of the United States, and any resulting foreign patents may be difficult and expensive to enforce. Further, our competitors may independently develop or patent technologies or processes that are substantially equivalent or superior to ours. If we are found to be infringing third-party patents, we could be required to pay substantial royalties and/or damages, and we do not know whether we will be able to obtain licenses to use these patents on acceptable terms, if at all. Failure to obtain needed licenses could delay or prevent the development, production or sale of our products, and could necessitate the expenditure of significant resources to develop or acquire non-infringing intellectual property.

Asserting, defending and maintaining our intellectual property rights could be difficult and costly, and failure to do so might diminish our ability to compete effectively and harm our operating results. We may need to pursue lawsuits or legal actions in the future to enforce our intellectual property rights, to protect our trade secrets and domain names, and to determine the validity and scope of the proprietary rights of others.  If third parties prepare and file applications for trademarks used or registered by us, we may oppose those applications and be required to participate in proceedings to determine priority of rights to the trademark.

We cannot be certain that others have not filed patent applications for technology covered by our issued patent or our pending patent applications or that we were the first to invent technology because:

•	some patent applications in the United States may be maintained in secrecy until the patents are issued;

•	patent applications in the United States and many foreign jurisdictions are typically not published until 18 months after filing; and

•	publications in the scientific literature often lag behind actual discoveries and the filing of patents relating to those discoveries.

Competitors may have filed applications for patents, may have received patents and may obtain additional patents and proprietary rights relating to products or technology that block or compete with our products and technology. Due to the various technologies involved in the development of fuel cell systems, including membrane and MEA technologies, and PV products, it is impracticable for us to affirmatively identify and review all issued patents that may affect our products. Although we have no knowledge that our products and technology infringe any third party’s intellectual property rights, we cannot be sure that we do not infringe any third party’s intellectual property rights. We may have to participate in interference proceedings to determine the priority of invention and the right to a patent for the technology. Litigation and interference proceedings, even if they are successful, are expensive to pursue and time-consuming, and we could use a substantial amount of our financial resources in either case.

The loss of any of our executive officers or the failure to attract or retain specialized technical and management personnel could impair our ability to grow our business.

We are highly dependent on our executive officers, including Dustin M. Shindo, our Chairman of the Board of Directors, President and Chief Executive Officer, and Karl M. Taft III, our Chief Technology Officer. Due to the specialized knowledge that each of our executive officers possesses with respect to our technology or operations, the loss of service of any of our executive officers would harm our business. We do not have employment agreements with any of our executive officers, and each may terminate his employment without notice and without cause or good reason.  In addition, we do not carry key man life insurance on our executive officers.

There is a limited pool of qualified applicants for our operations located in Hawaii capable of meeting our specialized needs. Our future success will depend, in part, on our ability to attract and retain qualified management and technical personnel, many of whom must be relocated from the continental United States or other countries. In addition, we will need to hire and train specialized engineers to manage and operate the Project in Pocatello, Idaho. We may not be successful in hiring or retaining qualified personnel. Our inability to hire qualified personnel on a timely basis, or the departure of key employees, could harm our business.

We will use materials that are considered hazardous in our planned polysilicon manufacturing and production processes and, therefore, we could be held liable for any losses that result from the use and handling of such hazardous materials, with respect to losses which we do not carry insurance.

The production of polysilicon will involve the use of materials that are hazardous to human health and the environment, the storage, handling and disposal of which will be subject to government regulation. Compliance with environmental laws and regulations may be expensive, and current or future environmental regulations may increase our manufacturing costs and may require us to halt or suspend our operations until we regain compliance. If we have an accident at the Project involving a spill or release of these substances, we may be subject to civil and/or criminal penalties, including financial penalties and damages, and possibly injunctions preventing us from continuing our operations. Any liability for penalties or damages, and any injunction resulting from damages to the environment or public health and safety, could harm our business. In addition under various Federal, state and local laws, ordinances and regulations, an owner or operator of real estate is liable for costs of removal or remediation of certain hazardous or toxic substances on or in such property. These laws often impose such liability without regard to whether the owner or operator knew of, or was responsible for, the presence of such substances. We do not have any insurance for liabilities arising from the use and handling of hazardous materials.

Our polysilicon manufacturing business will involve many operating risks that can cause substantial losses.

The manufacture of our polysilicon may involve one or more of the following risks:

•	fires;

•	explosions;

•	blow-outs;

•	uncontrollable flow of gases; and

•	pipe or cement failures.

In the event that any of the foregoing events occur, we could incur substantial losses as a result of injury or loss of life; severe damage or destruction of property, natural resources or equipment; pollution and other environmental damage; investigatory and clean-up responsibilities; regulatory investigation and penalties; suspension of operations; or repairs to resume operations.  If we experience any of these problems, our ability to conduct operations could be adversely affected.  These conditions can cause substantial damage to facilities and interrupt production.  If realized, the foregoing risks could have a material adverse affect on our business, financial condition and results of operations.

Any significant and prolonged disruption of our operations in Hawaii could result in PV system installation delays that would reduce our revenue.

Hoku Solar’s business operations are currently located exclusively in the state of Hawaii, which is subject to the potential risk of earthquakes, hurricanes, tsunamis, floods and other natural disasters. The occurrence of an earthquake, hurricane, tsunami, flood or other natural disaster in Hawaii could result in damage, power outages and other disruptions that would interfere with our ability to conduct our PV system installation business. In October 2006, for example, Hawaii suffered a major earthquake causing significant damage throughout the state. Our facilities and operations, however, did not suffer any damage.

Most of the materials we use in our PV system installation business must be delivered via air or sea. Hawaii has a large union presence and has historically experienced labor disputes, including dockworker strikes, which could prevent or delay cargo shipments. Any future dispute that delays shipments via air or sea could prevent us from procuring or installing our turnkey PV systems in time to meet our customers’ requirements, or might require us to seek alternative and more expensive freight forwarders or contract manufacturers, which could increase our expenses.

We have significant international activities and customers, particularly in China, that subject us to additional business risks, including increased logistical complexity and regulatory requirements, which could result in a decline in our revenue.

Our current polysilicon supply agreements are with Alex, Suntech, Jinko, Solarfun, Tianwei and Solargiga, all of which are located in The People’s Republic of China, or China, and Hong Kong. As a result, we will be engaging in significant international sales of our polysilicon, which can be subject to many inherent risks that are difficult or impossible for us to predict or control, including:

•	political and economic instability;

•	unexpected changes in regulatory requirements and tariffs;

•	difficulties and costs associated with staffing and managing foreign operations, including foreign distributor relationships;

•	longer accounts receivable collection cycles in certain foreign countries;

•	adverse economic or political changes;

•	unexpected changes in regulatory requirements;

•	more limited protection for intellectual property in some countries;

•	potential trade restrictions, exchange controls and import and export licensing requirements;

•	U.S. and foreign government policy changes affecting the markets for our products;

•	problems in collecting accounts receivable; and

•	potentially adverse tax consequences of overlapping tax structures.

All of our polysilicon supply contracts are denominated in U.S. dollars. Therefore, increases in the exchange rate of the U.S. dollar to foreign currencies will cause our products to become relatively more expensive to customers in those countries, which could lead to a reduction in sales or profitability in some cases.

All of our polysilicon customers are located in China and Hong Kong, which involves various political and economic risks.

Presently, all of our long-term polysilicon supply contracts are with companies based in China and Hong Kong. Accordingly, our business, financial condition, results of operations and prospects could be disproportionately affected by economic, political and legal developments in China. China’s economy differs from the economies of most developed countries in many respects, including:

•	the higher level of government involvement and regulation;

•	the early stage of development of the market-oriented sector of the economy;

•	the rapid growth rate; and

•	the higher level of control over foreign exchange.

China’s government continues to exercise significant control over economic growth in China through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and imposing policies that impact particular industries or companies in different ways. China’s government also sets policy with respect to the use of alternative energy such as solar.  Any adverse change in the economic conditions or government conditions or government policies in China could have a material adverse effect on our business, financial condition and results of operations.

Failure to comply with the U.S. Foreign Corrupt Practices Act could subject us to penalties and other adverse consequences.

We are subject to the U.S. Foreign Corrupt Practices Act, which generally prohibits U.S. companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Non-U.S. companies, including some that may compete with us, are not subject to these prohibitions. If our employees or other agents are found to have engaged in practices such as bribery, pay-offs or other fraudulent practices in China, we could suffer severe penalties and other consequences that may have a material adverse effect on our business, financial condition and results of operations.

Adverse general economic conditions could harm our business.

Adverse overall economic conditions that impact consumer spending could impact our results of operations. Future economic conditions affecting disposable income such as employment levels, consumer confidence, credit availability, business conditions, stock market volatility, weather conditions, acts of terrorism, pandemic, threats of war, and interest and tax rates could reduce consumer spending or cause consumers to shift their spending away from our goods and services. If the economic conditions continue to be adverse or worsen, we may experience material adverse impacts on our business, operating results and financial condition.

A drop in the retail price of conventional energy or non-solar renewable energy sources could harm our business.

The price of conventional energy can affect the demand for alternative energy solutions such as solar. Fluctuations in economic and market conditions that impact the prices of conventional and non-solar renewable energy sources could cause the demand for solar energy systems to decline, which would have a negative impact on our business. Inexpensive prices for oil and other fossil fuels and utility electric rates could also have a negative effect on our PV system installation and polysilicon production businesses.

Conversely, our polysilicon manufacturing process uses significant amounts of electric energy.  High energy prices, therefore, could increase our production costs, and increases in the cost of electricity reduce our margins.  Although we have entered into a long term contract with Idaho Power to supply electric power to the Project at a fixed rate, the Idaho Public Utilities Commission can change the rate under certain circumstances.  Should this happen, substantial increases in our electricity costs could have a material adverse effect on our business, financial condition and results of operations.

Current credit and financial market conditions could prevent or delay our current or future customers from obtaining financing necessary to purchase our products and services or finance their own operations or capacity expansions, which could adversely affect our business, our operating results and financial condition.

Due to the recent severe tightening of credit and concerns regarding the availability of credit around the world, our solar customers may delay or attempt to delay their payments to us in connection with product and service purchases, or may be delayed in obtaining, or may not be able to obtain, necessary financing for their purchases of our products and services or their own operations or expansion plans. In addition, the current credit and financial market conditions may adversely affect the ability of our customers that have executed long-term supply agreements to purchase polysilicon from us to make additional required payments to us pursuant to these long-term supply agreements or to fund their own expansion plans. Delays of this nature could materially harm our polysilicon sales and PV installations, and therefore harm our business.

Risks Associated With Government Regulation and Incentives

If we do not obtain on a timely basis the necessary government permits and approvals to construct and operate the Project, our construction costs could increase and our business could be harmed.

We have received the air permit and storm water prevention permit that are necessary to begin construction of the Project; however, we need to apply for additional permits with federal, state and local authorities, including building permits to continue the construction of the Project, and permits to operate the Project when construction is complete. The government regulatory process is lengthy and unpredictable and delays could cause additional expense and increase our construction costs. In addition, we could be required to change our construction plans in order to receive the required permits and such changes could also result in additional expense and delay. Any delay in completion of construction could result in us failing to meet our delivery deadlines under our supply agreements and give the other parties to these agreements the right to terminate the agreements.

Our business and industry are subject to government regulation, which may harm our ability to market our products.

The market for electricity generation products is heavily influenced by foreign, federal, state and local government regulations and policies concerning the electric utility industry, as well as policies promulgated by electric utilities. These regulations and policies often relate to electricity pricing and technical interconnection of customer-owned electricity generation. In the United States and in a number of other countries, these regulations and policies are being modified and may continue to be modified. Customer purchases of, or further investment in the research and development of, alternative energy sources, including solar power technology, could be deterred by these regulations and policies, which could result in a significant reduction in the potential demand for our PV system installations. For example, without a regulatory mandated exception for solar power systems, utility customers are often charged interconnection or standby fees for putting distributed power generation on the electric utility grid. These fees could increase the cost to our customers of installing PV systems and make them less desirable, thereby harming our business, prospects, results of operations and financial condition. Furthermore, our discussions with The James Campbell Company to plan and construct a Kapolei Sustainable Energy Park are conditioned upon receiving various government approvals related to the capped solid waste storage area on the site.

The installation of PV systems is subject to oversight and regulation in accordance with national and local ordinances relating to zoning, building codes, safety, environmental protection, utility interconnection and metering and related matters. It is difficult to track the requirements of individual states and counties and to design equipment to comply with the varying standards. Any new government regulations or utility policies pertaining to PV system installations may result in significant additional expenses to us and, as a result, could cause a significant reduction in demand for our PV system installation services.

If government incentives to locate the Project in the City of Pocatello, Idaho are not realized then the costs of establishing the Project may be higher than we currently estimate.

The State of Idaho and the local municipal government have approved a variety of incentives to attract Hoku Materials, including tax incentives, financial support for infrastructure improvements around the Project, and grants to fund the training of new employees. In March 2007, we entered into a 99-year ground lease with the City of Pocatello, for approximately 67 acres of land in Pocatello, Idaho and in May 2007, we commenced construction of the Project.

In May 2007, the City of Pocatello approved an ordinance that authorized certain tax incentives related to the infrastructure necessary for the completion and operation of the Project. In May 2009, we entered into an Economic Development Agreement, or the PDA Agreement, with the Pocatello Development Authority, or the PDA, pursuant to which the PDA agreed to reimburse to us amounts we actually incur in making certain infrastructure improvements consistent with the North Portneuf Urban Renewal Area and Revenue Allocation District Improvement Plan and the Idaho Urban Renewal Law, or the Infrastructure Reimbursement, and an additional amount as reimbursement for and based on the number of full time employee equivalents we  create and maintain, or the Employment Reimbursement, at the Project.  The parties agreed that (a) the Infrastructure Reimbursement will be an amount that is equal to 95% of the tax increment payments the PDA actually collects on the North Portneuf Tax Increment Financing District with respect to our real property and improvements located in such district, or the TIF Revenue, up to approximately $26 million, less the actual Road Costs, and (b) the Employment Reimbursement will be an amount that is equal to 50% of the TIF Revenue, up to approximately $17 million. However, there are no assurances that all or any part of the amount authorized will be paid to us, and we could ultimately receive significantly less or nothing at all, and we may not realize the benefits of these other offered incentives including workforce training funds and utility capacities. The tax incentives expire on December 31, 2030. If there are changes to the ordinance, which affect the amount of the incentives, or for other reasons, some of which may be beyond our control, we are unable to realize all or any part of these incentives, the operating costs of the Project may be higher than we currently estimate.

The reduction or elimination of government and economic incentives for PV systems and related products could reduce the market opportunity for our PV installation services.

We believe that the near-term growth of the market for on-grid applications, where solar power is used to supplement a customer’s electricity purchased from the utility network, depends in large part on the availability and size of government incentives. Because we plan to sell to the on-grid market, the reduction or elimination of government incentives may adversely affect the growth of this market or result in increased price competition, both of which adversely affect our ability to compete in this market. Currently, the U.S. federal solar tax credit is scheduled to expire at the end of calendar year 2016. If similar tax or other federal government incentives are not available beyond calendar year 2016, it could harm our PV system installation business.
Today, the cost of solar power exceeds the cost of power furnished by the electric utility grid in many locations. As a result, federal, state and local government bodies in many countries, most notably Germany, Japan and the United States, have provided incentives in the form of rebates, tax credits and other incentives to end users, distributors, system integrators and manufacturers of solar power products to promote the use of solar energy in on-grid applications and to reduce dependency on other forms of energy. These government economic incentives could be reduced or eliminated altogether. For example, Germany has been a strong supporter of solar power products and systems and political changes in Germany could result in significant reductions or eliminations of incentives, including the reduction of tariffs over time. Some solar program incentives expire, decline over time, are limited in total funding or require renewal of authority. Net metering policies in Japan could limit the amount of solar power installed there. Reductions in, or elimination or expiration of, governmental incentives could result in decreased demand for PV products, and reduce the size of the market for our planned PV system installation services and the demand for solar-grade polysilicon.

Risks Associated With Our Common Stock and Charter Documents

Our stock price is volatile and purchasers of our Common Stock could incur substantial losses.

Our stock price is volatile and between April 1, 2009 and December 31, 2009, our stock had low and high sales prices in the range of $1.67 to $4.64 per share. During fiscal 2010, the stock market in general has experienced extreme volatility that has often been unrelated to the operating performance of particular companies. The market price of our Common Stock may fluctuate significantly in response to a number of factors, including:

•	variations in our financial results or those of our competitors and our customers;

•	announcements by us, our competitors and our customers of acquisitions, new products, the acquisition or loss of significant contracts, commercial relationships or capital commitments;

•	the performance of the stock market generally and the over-all condition of the global macro economy;

•	failure to meet the expectations of securities analysts or investors with respect to our financial results;

•	our ability to develop and market new and enhanced products on a timely basis;

•	litigation;

•	changes in our management;

•	changes in governmental regulations or in the status of our regulatory approvals;

•	future sales of our Common Stock by us and future sales of our Common Stock by our officers, directors and affiliates;

•	investors’ perceptions of us; and

•	general economic, industry and market conditions.

In addition, in the past, following periods of volatility and a decrease in the market price of a company’s securities, securities class action litigation has often been instituted against that company. Class action litigation, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources.

Tianwei has a controlling interest in us and, as long as Tianwei controls us, other stockholders’ ability to influence matters requiring stockholder approval will be limited.

Tianwei owns 33,379,287 shares of our Common Stock, and holds a warrant to purchase an additional 10 million shares of our Common Stock, together representing approximately 66% of our total outstanding shares of Common Stock.  Tianwei has the right to nominate four out of seven of our directors until the earlier of (i) Tianwei (together with its affiliates) ceasing to be our largest individual stockholder or (i) Tianwei (together with its affiliates) owning less than 25% of the outstanding shares of our Common Stock.

In addition, as a majority stockholder Tianwei has the ability to control the outcome of all matters that would be determined by a vote of our stockholders, including:

•	the composition of our board of directors and, through our board of directors, any determination with respect to our business plans and policies, including the appointment and removal of our officers;

•	any determinations with respect to mergers and other business combinations;

•	our acquisition or disposition of assets;

•	our financing activities;

•	changes to our polysilicon supply agreements with Tianwei;

•	the allocation of business opportunities that may be suitable for us and Tianwei;

•	the payment of dividends on our Common Stock; and

•	the number of shares available for issuance under our stock plans.

Tianwei’s voting control may discourage transactions involving a change of control of us, including transactions in which the holders of our Common Stock might otherwise receive a premium for their shares over the then current market price. Until one year from the close of the Tianwei investment transaction on December 22, 2009, Tianwei will be prohibited from selling or transferring, directly or indirectly, 70% of its shares of Common Stock.  Thereafter, Tianwei will not be prohibited from selling a controlling interest in us to a third party and may do so without stockholder approval and without providing for a purchase of other stockholders’ shares of Common Stock. Accordingly, our shares of Common Stock may be worth less than they would be if Tianwei did not maintain voting control over us.

Through control of our board of directors, Tianwei may cause our board to act in Tianwei’s best interests which may diverge from the best interests of other stockholders and make it difficult for us to recruit quality independent directors.

Tianwei has the right to nominate four out of seven board of directors and may at any time replace four out of seven of our directors. As a result, unless and until the earlier of (i) Tianwei (together with its affiliates) ceasing to be our largest individual stockholder or (i) Tianwei (together with its affiliates) owning less than 25% of the outstanding shares of our Common Stock, Tianwei can effectively control and direct our board of directors, which means that to the extent that our interests and the interests of Tianwei diverge, Tianwei can cause us to act in Tianwei’s best interest to the detriment of the value of our Common Stock. Under these circumstances, persons who might otherwise accept our invitation to join our board of directors may decline.

Foreign investors in our stock may face certain tax withholding rules if we are classified as a U.S. real property holding corporation.

Under U.S. tax rules, a corporation is considered a U.S. real property holding corporation if the fair market value of its real property interests held by the corporation in the United States equals or exceeds 50 percent of the total fair market values of its real property interests and business assets.  In such event, the foreign seller of stock in a publicly-traded corporation who owns more than 5% of that corporation’s Common Stock is subject to a tax withholding requirement imposed on the purchaser, equal to 10% of the sales price of the stock. This 10% withholding applies to the amount realized on the sale of the stock, irrespective of the seller’s gain on the sale. This withheld tax is treated as an advance payment against the actual individual or corporate capital-gains tax owed by the investor.  In the event we were to be classified as a U.S. real property holding corporation, large foreign investors who hold more than 5% of our stock, would be subject to this 10% withholding requirement.

Anti-takeover defenses that we have in place could prevent or frustrate attempts by stockholders to change our directors or management.

Provisions in our amended and restated certificate of incorporation and bylaws may make it more difficult for or prevent a third party from acquiring control of us without the approval of our Board of Directors. These provisions:

•	establish a classified Board of Directors, so that not all members of our Board of Directors may be elected at one time;

•	set limitations on the removal of directors;

•	limit who may call a special meeting of stockholders;

•	establish advance notice requirements for nominations for election to our Board of Directors or for proposing matters that can be acted upon at stockholder meetings;

•	prohibit stockholder action by written consent, thereby requiring all stockholder actions to be taken at a meeting of our stockholders; and

•	provide our Board of Directors the ability to designate the terms of and issue new series of preferred stock without stockholder approval.

These provisions may have the effect of entrenching our management team and may deprive investors of the opportunity to sell their shares to potential acquirers at a premium over prevailing prices. This potential inability to obtain a control premium could reduce the price of our Common Stock.

As a Delaware corporation, we are also subject to Delaware anti-takeover provisions. Our Board of Directors could rely on Delaware law to prevent or delay an acquisition.

Because we do not intend to pay dividends, stockholders will benefit from an investment in our Common Stock only if it appreciates in value.

We have not paid cash dividends on any of our classes of capital stock to date, and we currently intend to retain our future earnings, if any, to fund the development and growth of our business.  As a result, we do not expect to pay any cash dividends in the foreseeable future.  The success of an investment in our Common Stock will depend entirely upon any future appreciation.  There is no guarantee that our Common Stock will appreciate in value or even maintain the price at which stockholders purchased their shares.

USE OF PROCEEDS

We will not receive any proceeds from the resale of the shares of Common Stock, including the resale of the shares of Common Stock issuable upon exercise of the Warrant. In addition, although the exercise price of the Warrant is fixed at $2.52 per share, we will not receive any proceeds from the exercise of the Warrant because it is exercisable only pursuant to the automatic cashless net-issue exercise provisions contained in the Warrant. The number of shares we issue pursuant to the exercise of the Warrant, if any, will depend on what portion of the Warrant is exercised by the selling security holder.  As of the date of this prospectus, the Warrant has not been exercised, in whole or in part.

DETERMINATION OF OFFERING PRICE

We will not receive any money from the selling security holder when it sells its shares of Common Stock, including the shares of Common Stock issuable upon exercise of the Warrant. The selling security holder and any of its pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on any stock exchange, market or trading facility on which the securities are traded or in private transactions.  These sales may be at fixed or negotiated prices.

We cannot assure you that any public market for our Common Stock will equal or exceed the sales prices of the shares of Common Stock that the security holder sells. Purchasers of our shares face the risk that their shares will not be worth what they paid for them.

DILUTION

Because we cannot accurately predict the prices at which the selling security holder may resell shares, we cannot accurately estimate the amount of any dilution that may result from the purchase price of any of these shares. Dilution is the difference between the price paid for the shares and our net tangible book value. The net tangible book value of our Common Stock on December 31, 2009, was $2.06 per share, based upon 54,878,692 outstanding shares. Net tangible book value per share is determined by subtracting our total liabilities from our total tangible assets and dividing the remainder by the number of shares of Common Stock outstanding. The offer and resale by the selling security holder of outstanding Common Stock, will not affect the net tangible book value of our Common Stock, excluding computations taking into account the issuance of the shares underlying the Warrant.

DESCRIPTION OF SECURITIES

Common Stock

Our authorized capital stock consists of 100,000,000 shares of Common Stock, $0.001 par value per share.  On December 31, 2009, there were 54,878,692 outstanding shares of our Common Stock.  Holders of our Common Stock are entitled to one vote per share on all matters submitted to a vote of stockholders and may not cumulate votes for the election of directors. Our Board of Directors consists of seven directors, four of whom (including the chairman) are designated by Tianwei.  Tianwei’s right to designate four directors to our Board will terminate upon the earlier of (i) Tianwei (together with its affiliates) ceasing to be our largest individual stockholder or (i) Tianwei (together with its affiliates) owning less than 25% of the outstanding shares of our Common Stock. Our Board of Directors is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Common stockholders have the right to receive dividends when, as, and if declared by the Board of Directors from funds legally available therefore. Holders of Common Stock have no preemptive rights and have no rights to convert their Common Stock into any other securities.

Preferred Stock

We are authorized to issue up to 5,000,000 shares of preferred stock, $0.001 par value per share. As of December 31, 2009,  there were no preferred shares issued or outstanding. The shares of preferred stock have such rights and preferences as our Board of Directors shall determine, from time to time. Our Common Stock is subject to the express terms of our preferred stock and any series thereof.  The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisition and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or discourage a third party from acquiring, a majority of our outstanding Common Stock.  Our Board of Directors may issue preferred stock with voting and conversion rights that could adversely affect the voting power of the holders of our Common Stock.  There are no current agreements or understandings for the issuance of preferred stock and our Board of Directors has no present intention to issue any shares of preferred stock.

Certain Provisions Affecting Control of the Company

Delaware Law

We are subject to the provisions of Section 203 of the Delaware General Corporation Law (“Delaware Law”). In general, Section 203 prohibits a publicly held Delaware corporation from engaging under certain circumstances in a “business combination” with any “interested stockholder,” defined as a stockholder who owns 15% or more of the corporation’s outstanding voting stock, as well as its affiliates and associates, for three years following the date that the stockholder became an interested stockholder unless:

•	the transaction that resulted in the stockholder becoming an interested stockholder was approved by the Board of Directors prior to the date the interested stockholder attained this status;

•
upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding those shares owned by (i) persons who are directors as well as officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
on or subsequent to the relevant date, the business combination is approved by our Board of Directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines a “business combination” to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

•	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

A Delaware corporation may opt out of Section 203 with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. We have not opted out of the provisions of Section 203. This statute could prevent or delay mergers or other takeover or change-of-control transactions for us and, accordingly, may discourage attempts to acquire us.

Certificate of Incorporation and Bylaw Provisions

The following summary of certain provisions of our certificate of incorporation and bylaws is not complete and is subject to, and qualified in its entirety by, our certificate of incorporation and bylaws, copies of which may be obtained as described in “Available Information.”

Our bylaws provide that special meetings of our stockholders may be called only by the chairman of the Board of Directors, our chief executive officer, or by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors. Our certificate of incorporation also specifies that the authorized number of directors may be changed only by a resolution of the Board of Directors and does not include a provision for cumulative voting for directors. Under cumulative voting, a minority stockholder holding a sufficient percentage of a class of shares may be able to ensure the election of one or more directors. Subject to the rights of the holders of any series of preferred stock, any vacancies on our board may only be filled by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, and not by stockholders. Any additional directorships resulting from an increase in the number of directors may only be filled by the directors. In addition, our certificate of incorporation divides our Board of Directors into three classes having staggered terms. This may delay any attempt to replace our Board of Directors.

Our certificate of incorporation provides that should any stockholder desire to present business at any meeting, they must comply with certain advance notice provisions in our bylaws.

Provisions of our certificate of incorporation and bylaws will make it more difficult for a third party to acquire us on terms not approved by our Board of Directors and may have the effect of deterring hostile takeover attempts. Our certificate of incorporation authorizes our Board of Directors to issue up to 5,000,000 shares of preferred stock and to fix the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the stockholders. The rights of the holders of our Common Stock will be subject to, and may be junior to the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock could reduce the voting power of the holders of our Common Stock and the likelihood that common stockholders will receive payments upon liquidation.

Transfer Agent and Registrar

Continental Stock Transfer & Trust Co. is the transfer agent and registrar for our Common Stock.

Warrant

We issued the Warrant to Tianwei on December 22, 2009, pursuant to the Securities Purchase Agreement between us and Tianwei.  The Warrant represents the right to purchase 10,000,000 shares of our Common Stock at an exercise price of $2.52 per share, subject to adjustment in certain circumstances. The Warrant may be exercised, in whole or in part (but not for a fraction of a share of our Common Stock) in accordance with the procedures provided in the Warrant, at any time from the date of issuance until the close of business on December 22, 2016.  The holder of the Warrant is not entitled to vote on or consent to any matters submitted to the stockholders of the Company, or to notice thereof, nor are they otherwise entitled to any rights to which a stockholder of the Company is entitled.

The terms of the Warrant provide for anti-dilution protection, which adjusts the exercise price of the Warrant from time to time upon the occurrence of certain events, including stock splits, dividends, recapitalizations and similar events. In case the Company shall:

(i) pay a dividend or make a distribution to holders of the outstanding Common Stock in shares of Common Stock;

(ii) subdivide into a greater number of shares of Common Stock;

(iii) combine into a smaller number of shares of Common Stock; or

(iv) issue by reclassification of shares of Common Stock any shares of capital stock of the Company;

then, upon the happening of such event, the exercise price will be appropriately adjusted in accordance with the provisions of the Warrant.

The Warrant provides that, in the event the Company effects (A) a reclassification or exchange of the Common Stock, or (B) a merger, consolidation or other combination to which the Company is a party, in each case as a result of which, the holders of Common Stock are entitled to receive cash, securities or other property for their shares of Common Stock, then the Company or the surviving entity in the transaction, as the case shall be, shall provide that the Warrant shall be exercisable for the kind and amount of shares of stock and other securities or property or assets (including cash) receivable upon such transaction by a holder of a number of shares of Common Stock issuable upon exercise of the Warrant immediately prior to such transaction.

The foregoing description of the Warrant and the transactions contemplated thereby do not purport to be complete and are qualified in their entirety by reference to the Warrant, a copy of which is filed as an exhibit to our Current Report on Form 8-K, as amended, filed on December 31, 2009.

SELLING SECURITY HOLDER

As described in our Current Report on Form 8-K filed on September 29, 2009, we entered into a Securities Purchase Agreement, or the Purchase Agreement, with Tianwei (and sometimes referred to in this prospectus as the “selling security holder”), relating to a proposed investment transaction.  On December 22, 2009, in connection with the closing of the investment transaction, pursuant to the Purchase Agreement, we issued to the selling security holder 33,379,287 shares of our Common Stock (representing  approximately 60% of our fully-diluted outstanding shares), and the Warrant to purchase an additional 10,000,000 shares of our Common Stock.

In connection with the closing of the investment transaction, we entered into an investor rights agreement, or the Investor Rights Agreement, with the selling security holder, under which we agreed to:

•
within 30 days of the closing, file a registration statement with the Securities and Exchange Commission, or the SEC, for the resale of 30% of the shares issued in the closing and all 10,000,000 shares of Common Stock issuable upon exercise of the Warrant, or the Registrable Securities;

•	use our reasonable best efforts to have the registration statement declared effective within 90 days following the filing; and

•
use our reasonable best efforts to keep the shelf registration statement effective until the date on which all of the Registrable Securities have been resold pursuant to an effective registration statement or are eligible for resale without restriction under Rule 144 of the Securities Act of 1933, as amended, or the Securities Act.

The selling security holder agreed to extend the deadline for filing the registration statement, of which this prospectus forms a part, until two business days after the Company’s Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2009 is filed or February 15, 2010, whichever is earlier.  The Company will bear all of the expenses associated with the registration. We are filing the registration statement of which this prospectus is a part in accordance with our obligations under the Investor Rights Agreement.

The Common Stock and Common Stock issuable upon exercise of the Warrant that are offered for resale by this prospectus are offered for the account of the selling security holder. The selling security holder, which term includes its transferees, pledgees, donees and successors, may from time to time offer and sell pursuant to this prospectus any or all of 10,013, 786 shares issued in the closing which are deemed Registrable Securities and any or all of the 10,000,000 shares of Common Stock issuable to the selling security holder upon exercise of the Warrant.

The table below shows the following information about the selling security holder:

•
the number of shares of our Common Stock that the selling security holder beneficially owned as of the business day immediately prior to the filing of the registration statement of which this prospectus is a part;

•	the number of shares covered by this prospectus; and

•	the number of shares to be retained after this offering, if any.

The percentages in the table are based on 64,777,861 shares of Common Stock, consisting of 21,398,574 shares of Common Stock outstanding immediately prior to the closing of the investment transaction, 33,379,287 shares of Common Stock that were issued to the selling security holder pursuant to the Purchase Agreement and 10,000,000 shares of Common Stock issuable upon exercise of the Warrant by the selling security holder. Beneficial ownership is determined in accordance with the rules of the SEC, and generally includes voting power and/or investment power with respect to the securities held.

Common Stock (1):

	Number and Percentage of		Number and Percentage of
	Outstanding Shares	Number of Shares	Outstanding Shares
	Beneficially Owned Prior	Registered in	Beneficially Owned after
Name of Selling Security Holder(2)	to the Offering	the Offering(3)	the Offering
Tianwei	43,379,287 (66.97)%	20,013,786	23,365,501(36.07	)%(4)

(1)	We assume no purchase in this offering by the selling security holder of any shares of our Common Stock.

(2)
Except as indicated, no director, executive officer or any associate of any director or executive officer has any interest, direct or indirect, by security holdings or otherwise, in the selling security holder.

(3)
Consists of 30% of the shares of Common Stock issued to the selling security holder in the closing of the investment transaction and 10,000,000 shares of Common Stock issuable upon exercise of the Warrant.

(4)	Assumes all shares offered by the selling security holder, including shares issuable upon exercise of the Warrant, will be sold.

PLAN OF DISTRIBUTION

The selling security holder and any of its pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on any stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling security holder may use any one or more of the following methods when reselling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement, of which this prospectus forms a part;

•	broker-dealers may agree with the selling security holder to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether such options are listed on an options exchange or otherwise;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling security holder also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, as permitted by that rule, or Section 4(1) under the Securities Act,  if available, rather than under this prospectus, provided that they meet the criteria and conform to the requirements of those provisions.

Broker-dealers engaged by the selling security holder may arrange for other broker-dealers to participate in sales. If the selling security holder effects such transactions by selling shares of Common Stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling security holder or commissions from purchasers of the shares of Common Stock for whom they may act as agent or to whom they may sell as principal. Such commissions will be in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction will not be in excess of a customary brokerage commission in compliance with NASD Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASD IM-2440.

In connection with resales of the shares of our Common Stock or otherwise, the selling security holder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares of Common Stock in the course of hedging in positions they assume.  The selling security holder may also sell shares of Common Stock short and if such short sales shall take place after the date that this registration statement is declared effective by the SEC, the selling security holder may deliver shares of Common Stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales.  The selling security holder may also loan or pledge shares of Common Stock to broker-dealers that in turn may sell such shares, to the extent permitted by applicable law. The selling security holder may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling security holder may, from time to time, pledge or grant a security interest in some or all of shares of Common Stock owned by it and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the identification of selling security holder(s) hereunder to include the pledgee, transferee or other successors in interest as selling security holders under this prospectus.  The selling security holder also may transfer and donate the shares of Common Stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling security holders for purposes of this prospectus.

The selling security holder and any broker-dealer or agents participating in the distribution of the shares of Common Stock may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act in connection with such sales.  In such event, any commissions paid, or any discounts or concessions allowed to, any such broker-dealer or agent and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Selling security holders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities of, including but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

 The selling security holder has informed the Company that it is not a registered broker-dealer and does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Common Stock.  Upon the Company being notified in writing by the selling security holder that any material arrangement has been entered into with a broker-dealer for the resale of Common Stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling security holder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares of Common Stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction.  In no event shall any broker-dealer receive fees, commissions and markups, which, in the aggregate, would exceed eight percent (8%).

Under the securities laws of some states, the shares of Common Stock may be sold in such states only through registered or licensed brokers or dealers.  In addition, in some states the shares of Common Stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling security holder will sell any or all of the shares of Common Stock registered pursuant to the shelf registration statement, of which this prospectus forms a part.

The selling security holder and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and resales of any of the shares of Common Stock by the selling security holder and any other participating person.  Regulation M may also restrict the ability of any person engaged in the distribution of the shares of Common Stock to engage in market-making activities with respect to the shares of Common Stock.  All of the foregoing may affect the marketability of the shares of Common Stock and the ability of any person or entity to engage in market-making activities with respect to the shares of Common Stock.

We will pay all expenses of the registration of the shares of Common Stock pursuant to the Investor Rights Agreement, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that the selling security holder will pay all underwriting discounts and selling commissions, if any, and any legal expenses incurred by it.  We will indemnify the selling security holder against certain liabilities, including some liabilities under the Securities Act, in accordance with the Investor Rights Agreement, or the selling security holder will be entitled to contribution.  We may be indemnified by the selling security holder against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling security holder specifically for use in this prospectus, in accordance with the Investor Rights Agreement, or we may be entitled to contribution.

LEGAL MATTERS

Stoel Rives LLP, Boise, Idaho will pass on the validity of the shares of Common Stock offered by this prospectus.

EXPERTS

The consolidated financial statements of Hoku Scientific, Inc. appearing in Hoku Scientific, Inc.’s Annual Report (Form 10-K) for the year ended March 31, 2009, and the effectiveness of Hoku Scientific, Inc.’s internal control over financial reporting as of March 31, 2009 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon (and which such report on the consolidated financial statements contains an explanatory paragraph describing conditions that raise substantial doubt about the Company's ability to continue as a going concern as described in Note 1 to the consolidated financial statements), included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements given on the authority of such firm as experts in accounting and auditing.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” certain of our publicly-filed documents into this prospectus, which means that information included in those documents is considered part of this prospectus. Information that we file with the SEC after the date of this prospectus will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus and the termination of the offering, and also between the date of the initial registration statement and prior to effectiveness of the registration statement.

The following documents filed with the SEC are incorporated by reference in this prospectus (other than, in each case, documents or information therein deemed to have been furnished and not filed in accordance with SEC rules):

1.	Our annual report on Form 10-K for the year ended March 31, 2009, as amended on July 29, 2009.

2.	Our quarterly reports on Form 10-Q for the quarters ended June 30, 2009, September 30, 2009 and December 31, 2009.

3.
Our Current Reports on Form 8-K filed on April 2, 2009, April 13, 2009, June 2, 2009, June 22, 2009, July 6, 2009, July 10, 2009, September 22, 2009, September 29, 2009,  November 25, 2009, December 8, 2009, December 23, 2009, as amended on December 31, 2009, and December 31, 2009.

4.
The description of our Common Stock contained in our registration statement on Form 8-A filed under Section 12 of the Exchange Act, and filed with the SEC on July 26, 2005, including any amendments or reports filed for the purpose of updating that description.

We will provide without charge to any person to whom this prospectus is delivered, on the written or oral request of such person, a copy of any or all of the foregoing documents incorporated by reference, excluding exhibits, unless we have specifically incorporated an exhibit in the incorporated document. Written requests should be directed to: Hoku Scientific, Inc., 1288 Ala Moana Blvd., Suite 220, Honolulu, Hawaii 96814, (808) 682-7800 (telephone).

Each document or report subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the termination of the offering of the securities shall be deemed to be incorporated by reference into this prospectus and to be a part of this prospectus from the date of filing of such document, unless otherwise provided in the relevant document. Any statement contained herein, or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of the registration statement and this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the registration statement or this prospectus.

The information relating to Hoku Scientific, Inc. contained in this prospectus and any applicable prospectus supplement is not comprehensive, and you should read it together with the information contained in the incorporated documents.

HOKU SCIENTIFIC, INC.

20,013,786 Shares of Common Stock

PROSPECTUS

    , 2010

1

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

We will pay all expenses incident to the offering and sale to the public of the securities being registered other than any commissions and discounts of underwriters, dealers or agents and any transfer taxes. Such expenses are set forth in the following table.

Securities and Exchange Commission filing fee*	$3,410.36
Printing expenses	$1,000.00
Counsel fees and expenses	$15,000.00
Accounting fees and expenses	$6,000.00
Stock exchange listing fees*	$65,000.00
Fees of trustee, registrar and transfer agent	$1,000.00
Miscellaneous expenses	$1,000.00
Total	$92,410.36

*	Actual expenses; all other expenses are estimates.

Item 15.	Indemnification of Directors and Officers.

Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware, or the DGCL, empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

 Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

 Section 145 of the DGCL further provides, among other things, that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsection (a) and (b) of Section 145 or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that indemnification provided by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators; and empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under the DGCL.

 Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its security holders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (1) for any breach of the director’s duty of loyalty to the corporation or its security holders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL or (4) for any transaction from which the director derived an improper personal benefit.

Indemnification Arrangements

As permitted by Section 145 of the DGCL, our bylaws provide that (i) we are required to indemnify our directors and executive officers to the fullest extent not prohibited by the DGCL, (ii) we may, in our discretion, indemnify our other officers, employees and agents as set forth in the DGCL, (iii) we are required to advance all expenses incurred by our directors and executive officers in connection with certain legal proceedings, (iv) the rights conferred in the bylaws are not exclusive, and (v) we are authorized to enter into indemnity agreements with our directors, officers, employees and agents.

Furthermore, our bylaws provide that we are not required to indemnify any director or executive officer:

(i) in connection with any proceeding (or part thereof) initiated by such person unless (1) such indemnification is expressly required to be made by law, (2) the proceeding was authorized by our Board of Directors, (3) such indemnification is provided by us, in our sole discretion, pursuant to the powers vested in our corporation under the DGCL or any other applicable law or (iv) such indemnification is required to be made under Section 43(d) of our bylaws;

(ii) for expenses, judgments, fines or amounts paid in settlement for which payment is actually made to such director or executive officer under a valid and collectible insurance policy or under a valid and enforceable indemnity clause, bylaw or agreement, except in respect of any excess beyond payment under such insurance, clause, bylaw or agreement;

(iii) on account of any claim against a director or executive officer for an accounting or disgorgement of profits made from the purchase or sale by such director or executive officer of our securities pursuant to the provisions of Section 16(b) of the Exchange Act and amendments thereto or similar provisions of any federal, state or local statutory law providing for, or regulatory action regarding, an accounting or disgorgement of profits; or

(iv) if indemnification is not lawful.

We have entered into agreements with our directors and officers that require us to indemnify these persons against expenses, judgments, fines, settlements, and other amounts that any such person becomes legally obligated to pay (including with respect to a derivative action) in connection with any proceeding, whether actual or threatened, to which such person may be made a party by reason of the fact that such person is or was one of our directors or officers or a director or officer of any of our affiliates. The indemnity agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder. At present, no litigation or proceeding is pending that involves a director or officer of Hoku Scientific, Inc. regarding which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification. We believe that these indemnification agreements are necessary to attract and retain qualified persons as our directors, officers and employees of Hoku Scientific, Inc.

As permitted by Section 145 of the DGCL, we maintain directors’ and officers’ liability insurance coverage.

Item 16.   Exhibits.
A list of exhibits included as part of this registration statement is set forth in the Exhibit Index.

Item 17.    Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b)
To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c)
To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

Provided, however, that paragraphs (1)(a), (1)(b) and (1)(c) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(a)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(b)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(l)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)
The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(7)	The undersigned registrant hereby undertakes that:

(a)
For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(b)
For the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Honolulu, State of Hawaii, on February 9, 2010.

Hoku Scientific, Inc.

By:	/s/ Dustin M. Shindo
Dustin M. Shindo
Chairman of the Board of Directors,
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints DUSTIN M. SHINDO and DARRYL S. NAKAMOTO and each or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement on Form S-3, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Dustin M. Shindo	Chairman of the Board of Directors	February 9, 2010
Dustin M. Shindo	President and Chief Executive Officer
(Principal Executive Officer)

/s/ Darryl S. Nakamoto	Chief Financial Officer, Treasurer	February 9, 2010
Darryl S. Nakamoto	and Secretary
(Principal Financial and Accounting
Officer)

/s/ Dean K. Hirata	Director	February 9, 2010
Dean K. Hirata

/s/ Karl E. Stahlkopf	Director	February 9, 2010
Karl E. Stahlkopf, Ph.D

/s/ Yu Wen	Director	February 9, 2010
Yu Wen

/s/ Zhong Li	Director	February 9, 2010
Zhong Li

/s/ Wei Xia	Director	February 9, 2010
Wei Xia

/s/ Adam Yi Zheng	Director	February 9, 2010
Adam Yi Zheng, Ph.D

EXHIBITS

Exhibit Number	Description of Document

2.1
Securities Purchase Agreement, dated as of  September 28, 2009, by and between Tianwei New Energy Holdings Co., Ltd. and Hoku Scientific, Inc. (incorporated by reference to Exhibit 2.1 to our current report on Form 8-K filed September 29, 2009 (File No. 000-51458))

4.1	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to Form S-1/A filed June 2, 2005 (Reg. No. 333-124423))
4.2
Warrant for the Purchase of Shares of Common Stock of Hoku Scientific, Inc., dated December 22, 2009, issued to Tianwei New Energy Holdings Co., Ltd. (incorporated by reference to Exhibit 4.4 to our current report on Form 8-K, as amended, filed December 31, 2009 (File No. 000-51458))

4.3
Investor Rights Agreement dated as of December 22, 2009, between Tianwei New Energy Holdings Co., Ltd. and Hoku Scientific, Inc. (incorporated by reference to Exhibit 4.5 to our current report on Form 8-K, as amended, filed December 31, 2009 (File No. 000-51458))

4.4
Form of Lock-Up Agreement, dated December 22, 2009, between Tianwei New Energy Holdings Co., Ltd. and certain officers and directors of Hoku Scientific, Inc. (incorporated by reference to Exhibit 4.6 to our current report on Form 8-K, as amended, filed December 31, 2009 (File No. 000-51458))

5.1*	Opinion of Stoel Rives LLP
23.1*	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm
23.2*	Consent of Stoel Rives LLP (contained in the opinion filed as Exhibit 5.1)
24.1*	Power of Attorney (included on the signature page)
*   To be filed herewith.